UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2005

FIRST COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	00-30747	33-0885320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6110 El Tordo

PO Box 2388

Rancho Santa Fe, California 92067

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (858) 756-3023

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement

On August 26, 2005, First Community Bancorp (the “Company”) entered into purchase agreements with 13 institutional accredited investors in connection with the sale of 744,680 shares of its common stock at an aggregate offering price of approximately $35.0 million, or a price of $47.00 per share.  The Company did not engage an underwriter or placement agent for the transaction.  The sale transactions closed the same day.

The Company intends to use the proceeds from the sales of its common stock to provide capital for the acquisition of First American Bank, completed on August 12, 2005 for a purchase price of $62.3 million in cash, as well as to finance future acquisitions and for general corporate purposes.

The Company effectuated the sales pursuant to a shelf registration on Form S-3 (File No. 333-124948) declared effective by the Securities and Exchange Commission on June 8, 2005. The Company filed with the Securities and Exchange Commission a prospectus supplement on August 26, 2005 for this offering pursuant to Rule 424(b)(2) of the Securities Act of 1933, as amended (the “Act”).

This filing is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering may be made only by means of the prospectus supplement and the accompanying prospectus. The foregoing description of the offering does not purport to be complete and is qualified in its entirety by reference to the form of purchase agreement, attached hereto as Exhibit 10.32 and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit No.	Description

10.32	Form of Purchase Agreement between the Company and each investor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANCORP

Date: August 26, 2005	By:	/s/ Jared M. Wolff
		Name:	Jared M. Wolff
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.32	Form of Purchase Agreement between the Company and each investor.